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                                                                    EXHIBIT 99.3

                         OVATION COMMUNICATIONS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 31, 1999

                                                          Minneapolis, Minnesota
                                                                  March 11, 1999

TO THE STOCKHOLDERS OF
OVATION COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Ovation Communications, Inc., a Delaware corporation, previously scheduled to be held on March 29, 1999, at 10:00 a.m. local time, will now be held on March 31, 1999, at 10:00 a.m., local time, at 400 South Highway 169, Suite 750, Minneapolis, Minnesota 55426, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 1999, by and among McLeodUSA Incorporated, a Delaware corporation, Bravo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of McLeodUSA, Ovation and M/C Investors L.L.C., Media/Communications Partners III Limited Partnership, Timothy T. Devine, Kenneth A. Kirley, Nicholas Lenoci, Jr., Charles M. Osborne and Scott A. Rediger, each a stockholder of Ovation, pursuant to which, among other things, Ovation will become a wholly owned subsidiary of McLeodUSA, and to approve the merger and the other transactions contemplated by the merger agreement, as more fully described in the prospectus and proxy statement; and

2. To transact such other business as may properly be brought before the special meeting.

Only holders of record of Ovation common stock or Ovation preferred stock at the close of business on March 8, 1999 are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting. A list of stockholders entitled to receive notice of and vote at the special meeting will be available for examination by Ovation stockholders at the office of Kenneth A. Kirley, General Counsel of Ovation, located at 400 South Highway 169, Suite 750, Minneapolis, Minnesota 55426, during ordinary business hours for the 10-day period before the special meeting.

STOCKHOLDERS OF OVATION HOLDING IN THE AGGREGATE APPROXIMATELY 94% OF THE VOTING POWER ATTRIBUTABLE TO THE OVATION COMMON STOCK AND OVATION PREFERRED STOCK HAVE AGREED TO VOTE ALL OF THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. CONSEQUENTLY, APPROVAL OF THE MERGER AGREEMENT IS ASSURED.

McLeodUSA has filed a registration statement with the Securities and Exchange Commission to register the shares of their Class A common stock to be offered in the merger. In approximately one week, we will be sending you a copy of the preliminary proxy statement/prospectus that is contained in that registration statement. We will send you a definitive proxy statement/prospectus once the SEC has declared the registration statement effective, at which time we will be asking you to cast your vote for or against the merger.

In accordance with (S)252 of the Delaware General Corporation Law, we have enclosed a copy of the merger agreement.

In accordance with (S)262 of the Delaware General Corporation Law, you are entitled to appraisal rights for the approval of the merger and such appraisal rights are available for any and all shares of stock you hold in Ovation. We have enclosed a copy of (S)262 of the Delaware General Corporation Law and a brief description of your appraisal rights under Delaware law.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                   Timothy T. Devine
                                                   President and CEO